EXHIBIT 99.1

News Release Sunoco Logistics Partners L.P.
1735 Market Street
Philadelphia, PA 19103-1699

For further information contact:	For release: 4:15 p.m., August 8, 2007
Jerry Davis (media) 215-977-6298
Neal Murphy (investors) 215-977-6322

No. 13

SUNOCO LOGISTICS PARTNERS L.P. ANNOUNCES NEW REVOLVING CREDIT

AGREEMENT

PHILADELPHIA, August 8, 2007 – Sunoco Logistics Partners L.P. (NYSE: SXL) announced today that it has entered into a new five-year, $400 million revolving credit agreement. The new agreement replaces a $300 million revolving credit agreement that was to mature November 22, 2010.

“We appreciate the strong support from our relationship banks in recognizing Sunoco Logistics’ financial strength and capacity to execute our strategic plans,” said Neal Murphy, Vice President and Chief Financial Officer.

Citigroup Global Markets Inc. and Barclays Capital served as Joint Lead Arrangers and Bookrunners. Citibank, N.A is the Administrative Agent and Barclays Bank PLC is the Syndication Agent. The Co-Documentation Agents are Keybank N.A., Sun Trust Bank and Wachovia Bank, N.A.

Sunoco Logistics Partners L.P. (NYSE: SXL), headquartered in Philadelphia, is a master limited partnership which owns, operates and acquires refined product and crude oil pipelines and terminal facilities. The Eastern Pipeline System consists of approximately 1,800 miles of primarily refined product pipelines and interests in four refined products pipelines, consisting of a 9.4 percent interest in Explorer Pipeline Company, a 31.5 percent interest in Wolverine Pipe Line Company, a 12.3 percent interest in West Shore Pipe Line Company and a 14.0 percent interest in Yellowstone Pipe Line Company. The Terminal Facilities consist of 9.2 million barrels of refined product terminal capacity and 20.4 million barrels of crude oil terminal capacity (including 13.5 million barrels of capacity at the Texas Gulf Coast Nederland Terminal). The Western Pipeline System consists of approximately 3,700 miles of crude oil pipelines, located principally in Oklahoma and Texas, a 55.3 percent interest in the Mid-Valley Pipeline Company and a 43.8 percent interest in the West Texas Gulf Pipe Line Company. For additional information visit Sunoco Logistics’ web site at www.sunocologistics.com.

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